Exhibit 4.7
Execution Version
SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL
AND CO-SALE AGREEMENT
     This SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into as of August 17, 2007, among:
     HiSoft Technology International Limited, a Cayman Islands exempted company (the “Company”)
     the persons listed on the Schedule of Restricted Sellers attached hereto as Schedule 1 (each a “Restricted Seller,” and collectively, the “Restricted Sellers”) on the one hand; and
     the following entities (each an “Investor” and together the “Investors”) on the other:
     Granite Global Ventures (Q P.) L.P., a Delaware (USA) limited partnership (“Granite QP”),
     Granite Global Ventures L.P., a Delaware (U.S.A.) limited partnership (“Granite”),
     Granite Global Ventures II L.P., a Delaware (U.S.A.) limited partnership (“Granite II”),
     GGV II Entrepreneurs Fund L.P., a Delaware (U.S.A.) limited partnership (“QGV II”),
     JAFCO Asia Technology Fund II, a Cayman Islands company (“JAFCO”),
     Intel Capital (Cayman) Corporation, a Cayman Islands company (“Intel”).
     International Finance Corporation, an international organization established by Articles of Agreement among its member countries including the PRC (“IFC”),
     Sumitomo Corporation Equity Asia Limited, a company incorporated in Hong Kong (“Sumitomo”),
     The Greater China Trust, a trust duly organized and existing under the laws of the Cayman Islands, managed by Mitsubishi UFJ Securities (HK) Capital, Ltd. (“Mitsubishi”),
     Draper Fisher Jurvetson ePlanet Ventures L.P., a limited partnership organized and existing under the laws of the Cayman Islands (“DFJLP”)
     Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a company incorporated in Germany (“DFJ GmbH”),
     Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a limited liability company organized under the laws of the State of California (“DFJ Partners,” together with DFJLP and DFJ GmbH, “DFJ”),
     GE Capital Equity investments Ltd, a company organized under the laws of Cayman Islands (“GE”)
     Kornhill Consulting LTD, a company incorporated under the laws of British Virgin Islands (“Kornhill”), and
     Laoniu Investment Company Limited, a company organized under the laws of Mauritius (“Laoniu”)
R E C I T A L S
     This Agreement is the “ROFR Agreement” defined in and referenced in the Series C Purchase Agreement and shall take effect subject to and Immediately following the Closing (the “Effective Date”) The Series A Investors have previously purchased from the Company, and the Company has sold to such Series A Investors, Series A Preferred Shares and certain warrants to purchase additional Series A Preferred Shares and Series A-1 Preferred Shares of the Company on the terms and conditions set forth in that certain Series A Preferred Share Purchase Agreement dated as of July 28, 2004 (the “Series A Purchase Agreement”) among the Company, HiSoft Dalian

Haihui Dalian (each as defined below), the Series A Investors and certain other entities and individuals named therein. The Series B Investors have previously purchased from the Company, and the Company has sold to such Series B Investors Series B Preferred Shares on the terms and conditions set forth in that certain Series B Preferred Share Purchase Agreement dated as of June 30, 2006, as amended and restated by that certain Amended and Restated Series B Preferred Share Purchase Agreement dated as of April 30, 2007 (the “Series B Purchase Agreement”) among the Company, HiSoft Dalian, Haihui Dalian the Series B Investors and certain other entities and individuals named therein
     WHEREAS in conjunction with the consummation of the transactions contemplated by the Series A Purchase Agreement and the Series B Purchase Agreement, the parties thereto entered into that certain Right of First Refusal and Co-Sale Agreement, dated as of July 28, 2004, as amended and restated by that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 30, 2006 (the “Prior ROFR Agreement”) to, among other things, govern certain transfers of the Company’s equity securities
     WHEREAS, in accordance with Section 8.2 of the Prior ROFR Agreement the parties thereto desire to amend and restate the Prior ROFR Agreement as set forth herein
     WHEREAS, certain of the Investors have purchased shares of the Company’s Series C Preferred Shares pursuant to a Preferred Share Purchase Agreement, dated as of even date herewith (the “Series C Purchase Agreement”)
     WHEREAS, the obligations in the Series C Purchase Agreement are conditioned upon the execution and delivery of this Agreement
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree that the Prior ROFR Agreement shall be amended and restated In its entirety as follows:
1	DEFINITIONS
     1.1 As used in this Agreement:
     “Affiliate” of a Person shall mean any company, corporation, or other entity that controls, is controlled by or is under common control with the specified Person, within the meaning of Rule 144.
     “Business Day” shall mean any day that is not a Saturday Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC Singapore Hong Kong or New York
     “Closing” shall mean the closing of the offer and purchase of the Series C Preferred Shares as defined in the Series C Purchase Agreement.
     “Common Share Equivalents” shall mean, with respect to any shareholder of the Company, Common Shares owned by such shareholder together with Common Shares into or for which any issued and outstanding Preferred Shares or any other issued and outstanding convertible securities (excluding, for the avoidance of doubt unexercised options or warrants) owned by such shareholder shall be convertible
     “Common Shares” shall mean the common shares of the Company, par value US$0.0001 per share
     “Common Shareholder Reply Notice” shall have the meaning set forth in Section 2A.6.
     “Drag-Along Election” shall have the meaning set froth in Section 4.
     “Drag-Along Notice” shall have the meaning set forth in Section 4. “Excess Preferred Transfer Shares” shall have the meaning set forth in Section 2A.3
     “Excess Proportionate Amount” shall have the meaning set forth in Section 2A.5
     “Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time

     “Exchange Act Registration” shall mean registration of a company under Section 12 of the Exchange Act or when a company becomes subject to Exchange Act reporting requirements under Section 15(d) of the Securities Act or otherwise.
     “Exercise Amount” shall have the meaning set forth in Section 2A.2
     “Exercising Common Shareholder” shall have the meaning set forth in Section 2A.6
     “Exercising Investor” shall have the meaning set forth in Section 2A.2
     “Haihui Dalian” shall mean Dalian Haihui Sci-Tech Company Limited , a joint stock limited company established under the laws of the PRC.
     “HiSoft Dalian” shall mean HiSoft Technology (Dalian) Co. Ltd a wholly-foreign owned enterprise established by the Company under the laws of the PRC
     “Joinder Agreement” means, an agreement, in such form and on such terms as approved by all the Investors which a Person is required to enter into with or in favour of all the parties pursuant to Sections 8.2 and 8.3
     “Original Preferred Transfer Notice” shall have the meaning set forth in Section 2A.1
     “Person” or “person” shall be construed as broadly as possible and shall include an individual, a partnership, a limited liability company, a company an association a trust, a joint venture on unincorporated organization and any government organization or authority.
     “PRC” shall mean, for the purpose of this Agreement, the Peoples’ Republic of China excluding the Hong Kong Special Administrative Region Macau Special Administrative Region and Taiwan.
     “Preferred Seller” shall have the meaning set forth in Section 2A.1
     “Preferred Shares” shall mean the Company’s Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares, collectively, along with any other class or series of preferred shares issued by the Company in substitution or replacement therefor.
     “Preferred Transfer Shares” shall have the meaning set forth in Section 2A.1
     “Prohibited Transfer” shall have the meaning set forth in Section 5.1
     “Proportionate Amount” shall have the meaning set forth in Section 2A.4
     An Investor’s “Pro Rata Co-Sale Share” of a specified quantity of Restricted Seller Transfer Shares proposed to be transferred shall mean the specified quantity of Restricted Seller Transfer Shares multiplied by a fraction equal to (i) the total number of Common Share Equivalents then held by such Investor, divided by (ii) the total number of Common Share Equivalents held by the Restricted Seller, plus the total number of Common Shares Equivalents then held by all Investors exercising co-sale rights pursuant to Section 3
     An Investor’s “Pro Rata ROFR Share” of a specified quantity of Shares proposed to be transferred shall mean the specified quantity of Transfer Shares multiplied by a fraction equal to (i) the number of Common Share Equivalents of the Company then held by such Investor, divided by (ii) the total number of Common Share Equivalents then held by all Investors
     “Qualified IPO” shall mean a firm commitment public offering of Common Shares in the United States that has been registered under the Securities Act resulting in a minimum market capitalization of US$350 million, and with gross proceeds to the Company of at least US$50 million, or a similar public offering of Common Shares in a jurisdiction and on a recognized securities exchange outside of the United States, including without limitation the Hong Kong Stock Exchange, provided such public offering is equivalent to the aforementioned in terms of price, offering proceeds and regulatory approval
     “Remaining Preferred Transfer Shares” shall have the meaning set forth in Section 2A.6
     “Reply Notice” shall have the meaning set forth in Section 2A.2

     “Reply Period” shall have the meaning set forth in Section 2A.2
     “Restricted Seller” shall have the meaning set forth in the Preamble
     “Restricted Seller Transfer Notice” shall have the meaning set forth in Section 2.1
     “Restricted Seller Transfer Shares” shall have the meaning set forth in Section 2.1
     “Rule 144” shall mean Rule 144 promulgated under the U.S Securities Act of 1933, as amended from time to time
     “Sale Transaction” shall have the meaning set forth in Section 4.
     “SEC” shall mean the U S Securities and Exchange Commission as constituted from time to time
     “Second Preferred Transfer Notice” shall have the meaning set forth in Section 2A.6
     “Selling Shareholders” shall have the meaning set forth in Section 4
     “Series A Investors” shall mean, collectively Granite, Granite QP, JAFCO, Intel and IFC in their capacities as parties to the Series A Purchase Agreement
     “Series A Preferred Shares” shall mean the Company’s Series A Preferred Shares US$0 0001 par value per share.
     “Series A-1 Preferred Shares” shall mean the Company’s Series A-1 Preferred Shares US$00001 par value per share.
     “Series A-1 Preferred Warrants” shall mean the warrants for the purchase of up to 36,000,000 Series A-1 Preferred Shares issued to certain of the Series A Investors on June 28, 2004 and October 18, 2004
     “Series B Investors” shall mean, collectively, Granite, Granite QP, Granite II, GGV II, JAFCO, Intel, IFC, Sumitomo, Mitsubishi, DFJLP, DFJ GmbH, and DFJ Partners, in their capacities as parties to the Series B Purchase Agreement.
     “Series B Preferred Shares” shall mean the Company’s Series B Preferred Shares, U S $0 0001 par value per share
     “Series C Preferred Shares” shall mean the Company’s Series C Preferred Shares, U S $0 0001 par value per share
     “Shares” shall mean all Preferred Shares and all Common Shares and any other Issued and outstanding shares of any class or series of the Company now owned or subsequently acquired by any shareholder
     “Trade Sale” shall have the meaning set forth in Section 4.
     “Transaction Agreements” shall mean this Agreement, the Series C Purchase Agreement and the Investors’ Rights Agreement
     “Transfer Shares” shall mean Restricted Seller Transfer Shares and/or Preferred Transfer Shares as the context requires.
     “Transferring Party” shall have the meaning set forth in Section 5.1
     “Warrant Securities” shall mean the Series A-1 Preferred Warrants and the Warrant Shares.
     “Warrant Shares” shall mean the Series A-1 Preferred Shares assumable or issued upon exercise of the Series A-1 Preferred Warrants

     Any capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in the Series C Purchase Agreement.
2.	RIGHT OF FIRST REFUSAL WITH RESPECT TO RESTRICTED SELLERS
     2.1 Restricted Seller Notice of Sale If a Restricted Seller proposes to sell or transfer any Shares held by such Restricted Seller (the “Restricted Seller Transfer Shares”), then the Restricted Seller may not sell or transfer any such Restricted Seller Transfer Shares unless it complies with this Section 2.1 and Section 3. The Restricted Seller shall promptly give written notice (the “Restricted Seller Transfer Notice”) to the Company and to the Investors describing in reasonable detail the proposed sale or transfer including, without limitation, the number of Restricted Seller Transfer Shares, the nature of such sale or transfer the consideration to be paid and the name and the address of each prospective purchaser or transferee.
     2.2 Notice of Purchase Each Investor shall have thirty (30) days from the date of receipt of the Restricted Seller Transfer Notice to agree to purchase all or any part of such Investor’s Pro Rata ROFR Share of the Restricted Seller Transfer Shares for the price and upon the terms and conditions specified in the Restricted Seller Transfer Notice (or the actual terms of the proposed transfer, if more favorable to the proposed transferee), by giving written notice to the Restricted Seller stating therein the number of Restricted Seller Transfer Shares to be purchased A failure by the Investor to respond within such thirty (30) day period shall be deemed to constitute a decision by such Investor not to exercise its right to purchase all or any of the Restricted Seller Transfer Shares as provided herein.
     2.3 Non-Exercise. Subject to the provisions of Section 3 in the event the Investor(s) fall to agree to purchase all of the Restricted Seller Transfer Shares within the respective periods given above, the Restricted Seller shall have ninety (90) days from the date of delivery of the Restricted Seller Transfer Notice to the Company and each of the Investors to sell the Restricted Seller Transfer Shares not so purchased at the price and upon terms and conditions no more favorable to the transferee then specified in the original Restricted Seller Transfer Notice. In the event that the Restricted Seller has not sold the Restricted Seller Transfer Shares within this ninety (90) day period, the Restricted Seller shall not thereafter sell any Shares without first offering such shares to the Investors in the manner provided in Section 2.1 above.
2A	RIGHT OF FIRST REFUSAL WITH RESPECT TO INVESTORS[1] PREFERRED SHARES.
     2A.1 Preferred Notice of Sale. If any Investor (save for Intel and IFC, but including their respective assignees) (the “Preferred Seller”) proposes to sell or transfer any Series A Preferred Shares, Series A-1 Preferred Shares Series B Preferred Shares, and/or Series C Preferred Shares held by such Preferred Seller (the “Preferred Transfer Shares”), then the Preferred Seller may not sell or transfer any such Preferred Transfer Shares unless it complies with this Section 2A.1. The Preferred Seller shall promptly give written notice (the “Original Preferred Transfer Notice”) to the Company and to the other Investors (save for Intel and IFC, but including their respective assignees) describing in reasonable detail the proposed sale or transfer including, without limitation, the number of Preferred Transfer Shares, the nature of such sale or transfer, the consideration to be paid, and the name and the address of each prospective purchaser or transferee.
     2A.2 Reply Notice. Each Investor (save for Intel and IFC, but including their respective assignees) who wishes to purchase Preferred Transfer Shares (each, an “Exercising Investor”) shall have twenty (20) days from the date of receipt of the Original Preferred Transfer Notice to provide the Preferred Seller and the Company with a written notice (a “Reply Notice”) specifying the maximum number of any Preferred Transfer Shares which it irrevocably commits to purchase (the “Exercise Amount”) A failure by an Investor to respond within such twenty (20) day period (the “Reply Period”) shall be deemed to constitute a decision by such Investor not to exercise its right to purchase all or any of the Preferred Transfer Shares as provided herein. For the avoidance of doubt, each Exercising Investor may specify in its Reply Notice an Exercise Amount higher or lower man its Proportionate Amount (as defined in Section 2A.4) The Preferred Transfer Shares shall be allocated among each Exercising Investor (with rounding to avoid fractional shares) in proportion to its respective Proportionate Amount and on the same material terms and conditions as specified in the Original Preferred Transfer Notice provided, however, that in no event shall an amount greater that such Exercising Investor’s Exercise Amount be allocated to such Exercising Investor.
     2A.3 Excess Preferred Transfer Shares. Any Preferred Transfer Shares not yet allocated to the Exercising Investors after employing the procedures set out in Section 2A.2 (“Excess Preferred Transfer Shares”) shall be allocated, among all such Exercising Investors whose Exercise Amounts have not yet been satisfied, on proportion to each such Exercising Investor’s respective Excess Proportionate Amount (as defined in Section 2A.5) (with rounding to avoid fractional shares) provided, however, that in no event shall an Exercising Investor be required to purchase more Preferred Transfer Shares pursuant to this Section 2A.3 than the Exercise Amount specified by such Exercising Investor in its Reply Notice. The procedures set out in this Section 2A.3 shall be repeatedly employed until the Exercise Amounts of all such Exercising Investors shall have been satisfied or until the total number of the Preferred Transfer Shares shall have been fully allocated to the Exercising Investors after employing the procedures set out herein, whichever occurs first. An Exercising Investor’s right to purchase any Preferred Transfer Shares pursuant to this Section 2A.3 shall be subject to Section 2A.7.
     2A.4 Proportionate Amount. An Exercising Investor’s “Proportionate Amount” is equal to the product obtainable by multiplying (x) the total number of Preferred Transfer Shares, by (y) a fraction the numerator of which shall be the number of Common Share Equivalents owned by such Exercising Investor on the date of the Original Preferred Transfer Notice and the denominator of which shall be the aggregate number of all Common Shares Equivalents owned by all Exercising Investors on the date of the Original Preferred Transfer Notice.
     2A.5 Excess Proportionate Amount. An Exercising Investor’s “Excess Proportionate Amount” is equal to the product obtainable by multiplying (x) the total number of Excess Preferred Transfer Shares, by (y) a fraction, the numerator of which shall be the number of Common Share Equivalents owned by such Exercising Investor on the date of the Original Preferred Transfer Notice and the denominator of which shall be the aggregate number of Common Share Equivalents owned by all the Exercising Investors on the date of the Original Preferred Transfer Notice whose Exercise Amount has not yet been satisfied after employing the procedures set out herein.
     2A.6 Exercise by Common Shareholders. If not all of the Preferred Transfer Shares being offered by a Preferred Seller are allocated to the Exercising Investors after employing the procedures set forth in Sections 2A.2 and 2A.3, such Preferred Seller shall offer any such remaining Preferred Transfer Shares (the “Remaining Preferred Transfer Shares”) to holders of the Company’s Common Shares as set forth herein The Preferred Seller shall within ten (10) days expiration of the Reply Period, give written notice (the “Second Preferred Transfer Notice”) to the Company, the Investors (save for Intel and IFC, but including their respective assignees) and to all holders of the Company’s Common Shares describing in reasonable detail, the proposed sale or transfer, including without limitation, the Investors who acquired Preferred Transfer Shares in accordance with the procedures set forth in this Section 2A the number of Remaining Preferred Transfer Shares, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee and other terms not more favorable than as specified in the Original Preferred Transfer Notice. Each holder of Company Common Shares (save for Intel and IFC, but including their respective assignees) who wishes to purchase the Remaining Preferred Transfer Shares (each, an “Exercising Common Shareholder”), shall have ten (10) days from me date of receipt of the Second Preferred Transfer Notice to provide the Preferred Seller and the Company with a written notice (“Common Shareholder Reply Notice”) specifying the maximum number of any Remaining Preferred Transfer Shares which it irrevocably commits to purchase which shall in no event exceed such holder’s “Proportionate Share” (as defined herein). A failure by such holder of Common Shares to respond within such ten (10) day period shall be deemed to constitute a decision by such holder of Common Shares not to exercise its right to purchase any Remaining Preferred Transfer Shares as provided herein. The “Proportionate Share” of Preferred Transfer Shares proposed to be transferred with respect to any Exercising Common Shareholder shall mean the specified quantity of Remaining Preferred Transfer Shares multiplied by a fraction equal to (i) the total number of Common Share Equivalents held by such holder of Common Shares on the date of the Second Preferred Transfer Notice divided by (ii) the total number of Common Share equivalents outstanding on the dale of the Second Preferred Transfer Notice.
     2A.7 Transfer to Third Parties. if not all of the Preferred Transfer Shares being offered by a Preferred Seller are allocated to holders of Preferred Shares and/or Common Shares as set forth in Sections 2A.1 through 2A.6, such Preferred Seller may sell all such Preferred Transfer Shares to the proposed transferee as specified in the Original Preferred Transfer Notice on terms not more favourable than as specified in the Original Preferred Transfer Notice within one hundred twenty (120) days from the date of delivery of the Preferred Transfer Notice. In the event that the Preferred Seller has not sold the Preferred Transfer Shares within this one hundred twenty (120) day period, the Preferred Seller shall not thereafter sell any Shares without first offering such shares to the Investors (save for Intel and IFC, but including their respective assignees) or the holders of Common Shares in the manner provided in this Section 2A.
     2A.8 Intel and IFC. For clarification only, the provisions of this Section 2A shall not apply to any transfer of Preferred Shares held by Intel or IFC, but shall apply to any transfer of Preferred Shares, held by Intel’s and IFC’s assignees. Any transfer of Preferred Shares by Intel or IFC to a transferee (other than to an Investor or holder of Common Shares) shall be valid only upon delivery to each of the Investors of a written representation certified by an authorized officer of Intel or IFC, as the case may be, that such Preferred Shares are not being transferred to any of the direct or indirect trade competitors of the Group Companies listed on Exhibit 2A.8 attached hereto (the “List of Prohibited Transferees”) The Company shall, no later than January 31 of each year, beginning in January 2007, provide all of the Investors with an updated List of Prohibited Transferees, which shall in no event contain more than ten entities, and which shall upon receipt by the Investors, be deemed to replace Exhibit 2A.8

     2A.9 Non-Application. The provisions of this Section 2A shall not apply to any transfer of Preferred Shares held by a Preferred Seller to its Affiliates or to any re-purchase or redemption of Preferred Shares by the Company in accordance with the Investors’ Rights Agreement and/or the Agreed M&A
3.	INVESTORS’ CO-SALE RIGHT.
     3.1 Co-Sale Right Notwithstanding Section 2.3, each Investor shall have the right, exercisable upon written notice to the Restricted Seller, with a copy to the Company, within thirty (30) days after receipt of the Restricted Seller Transfer Notice (defined in Section 2.1 above), to participate in the sale of any Restricted Seller Transfer Shares that the other Investors have not agreed to purchase pursuant to Section 2.1 hereof, on the same terms and conditions indicated in the Restricted Seller Transfer Notice (or the actual terms of the proposed transfer, if more favorable to the Investor). A failure by the Investor to respond within such thirty (30) day period shall be deemed to constitute a decision by such Investor not to exercise its right of co-sale as provided herein. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Restricted Seller Transfer Shares that the Restricted Seller may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of each Investor shall be subject to the following terms and conditions:
          (i) Each Investor may sell all or any part of its Pro Rata Co-Sale Share of Restricted Seller Transfer Shares.
          (ii) If any Investor should sell all or any part of its Pro Rata Co-Sale Share of Restricted Seller Transfer Shares to any third party, then the Restricted Seller may transfer or dispose of its Shares only if such third party purchases the investor’s Shares on no less favorable terms and conditions applicable to the Restricted Seller.
          (iii) Each Investor shall effect its participation in the sale by promptly delivering to the Restricted Seller, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold and a transfer form signed by the Investor, which indicates:
               (A) the number of Common Shares which such Investor elects to sell;
               (B) that number of Preferred Shares which is at such time convertible into the number of Common Shares that such investor elects to sell; or
               (C) any combination of the foregoing;
provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Common Shares, such Investor shall convert such Preferred Shares into Common Shares and deliver Common Shares as provided in subparagraph 3.1(iii)(A) above. The Company agrees to make any such conversion concurrent with the actual transfer of such Shares to the purchaser.
     3.2 Procedure at Closing. The share certificate or certificates that such Investor delivers to the Restricted Seller pursuant to paragraph 3.1(ii) shall be transferred to the prospective purchaser in consummation of the sale of the Restricted Seller Transfer Shares pursuant to the terms and conditions specified in the Restricted Seller Transfer Notice (or the actual terms of the proposed transfer, if more favorable to the Investor), and the Restricted Seller shall concurrently therewith remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from an Investor exercising its rights of co-sale hereunder, the Restricted Seller shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sales, the Restricted Seller shall purchase such shares or other securities from such Investor. In selling their Shares pursuant to their co-sale right hereunder, the Investors shall not be required to give any representations or warranties with respect to their Shares to be sold except to confirm their good title over the Shares.
     3.3 Non-Exercise. To the extent the Investors do not elect to participate in the sale of Restricted Seller Transfer Shares subject to the Restricted Seller Transfer Notice, the Restricted Seller, not later than ninety (90) days following delivery to the Company and each of the Investors of the Restricted Seller Transfer Notice, may conclude a transfer of the Restricted Seller Transfer Shares covered by the Restricted Seller Transfer Notice and not elected to be purchased by the Shareholders, on terms and conditions not more favorable to the transferor than those described in the Restricted Seller Transfer Notice. Any proposed transfer on terms and conditions more favorable than those described in the Restricted Seller Transfer Notice as well as any subsequent proposed transfer of any Shares by the

Restricted Seller, shall again be subject to the co-sale rights of the Investors and shall require compliance by the Restricted Seller with the procedures described in this Section 3.
4. DRAG-ALONG RIGHTS. If, at any time within twelve (12) months after the Closing the holders of at least fifty percent (50%) of the Preferred Shares then outstanding (voting together as a class, on an as-converted basis) and holders of at least fifty percent (50%) of Common Shares then outstanding (collectively, the “Selling Shareholders”), elect to sell all or substantially all of the equity securities of the Company held by them (including Common Shares, Preferred Shares, Warrant Shares, options, or other rights to acquire any such shares) to a third party not affiliated with the Company or with any of the Investors (a “Trade Sale”), the Selling Shareholders shall have the right to cause the holders of Common Shares and holders of Preferred Shares (other than Intel and IFC, but including their respective assignees) to sell all of the then outstanding Common Shares. Preferred Shares, Warrant Shares and all options, warrants or other rights to acquire any such shares then held by them to such third party on the same terms and conditions as are applicable to the sale of such equity securities held by the Selling Shareholders (the “Drag-Along Election”). The Drag Along Election shall include the right on the part of the Selling Shareholders to cause the holders of Common Shares and Preferred Shares (other than Intel and IFC, but including their respective assignees) and Warrant Securities to approve a sale of assets, merger, consolidation, share exchange or reorganization of the Company with or into any other corporation, corporations or other entity (excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or any other transaction or series of related transactions, in which the shareholders of the Company immediately prior to such reorganization, merger or consolidation own less than fifty percent (50%) of the voting power of the surviving entity, or a sale, conveyance or other disposition of all or substantially all of the assets of the Company to a third party (each a “Sale Transaction”), provided, however, that in no event shall a holder of Common Shares or Preferred Shares be obligated to undertake the foregoing if the distribution of consideration received by the shareholders upon consummation of the Sale Transaction is not in accordance with the liquidating distribution requirements set forth in the Company’s then-current Memorandum of Association. The Selling Shareholders may exercise the Drag-Along Election by providing written notice of such election (the “Drag-Along Notice”) to all holders of Common Shares and Preferred Shares, including the name and address of the third party acquirer, the aggregate purchase price to be paid by such third party purchaser, the proposed date for the closing of such Sale Transaction, and the other material terms and conditions of such Sale Transaction. Upon receipt of a Drag-Along Notice, each holder of Common Shares and Preferred Shares (other than Intel and IFC, but including their respective assignees) shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as the Selling Shareholders or the acquirer in such Sale Transaction may reasonably require in order to carry out the terms and provisions of this Section 4.
5.	PROHIBITED TRANSFER
     5.1 Prohibited Transfer. In the event a Restricted Seller should sell any Shares in disregard or contravention of the right of first refusal or co-sale rights under this Agreement (a “Prohibited Transfer”), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Restricted Seller (the “Transferring Party”) shall be bound by the applicable provisions of such option.
     5.2 Put Right. Without prejudice to any other rights and remedies available to any Investor, in the event of a Prohibited Transfer, each Investor shall have the right to sell to the Transferring Party the number of Common Share Equivalents equal to the number of Shares (on an as converted basis in the case of Preferred Shares) each Investor would have been entitled to transfer to the purchaser under Section 3.1(i) or 3.1(ii) hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:
          (i) The price per share at which the Common Share Equivalents are to be sold to the Transferring Party shall be equal to the price per share paid by the purchaser to the Transferring Party in the Prohibited Transfer. The Transferring Party shall also reimburse each Investor for any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses incurred pursuant to the exercise or the attempted exercise of the Investor’s rights under Section 3 and Section 5
          (ii) Each Investor shall, if exercising the option created hereby, deliver to the Transferring Party within thirty (30) days after the later of the dates on which the Investor (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, a notice describing the number of Common Shares Equivalents to be transferred by the Investor

          (iii) The Transferring Party shall, within seven (7) Business Days upon receipt of the notice described in subsection 5.2(ii) above from the investor(s) exercising the option created hereby, pay to each such Investor the aggregate purchase price for the Common Share Equivalents to be sold by such Investor, and the amount of reimbursable fees and expenses, as specified in subsection 5.2(i) in cash or by other means acceptable to the Investor
          (iv) Upon receipt of full payment of the amount due from the Transferring Party, the Investor shall deliver to the Transferring Party the certificate or certificates representing Common Share Equivalents to be sold, together with a transfer form signed by the Investor transferring such shares. Where the Investor delivers Preferred Shares in satisfaction of the aforesaid delivery obligation, the Company shall convert the same to Common Shares concurrent with the actual transfer of such shares to the Transferring Party
          (v) Notwithstanding the foregoing, any attempt by a Restricted Seller to transfer Shares in violation of Section 2 or 3 hereof shall be void, and the Company undertakes it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Shares without the written consent of the Investors holding at least sixty-seven percent (67%) of the Common Share Equivalents held by all Investors
     5.3 Exceptions to Share Transfer Restrictions. Any transfer by any natural Person of any issued and outstanding shares in the Company shall be exempt from the transfer restrictions under any Transaction Agreements, including any right of first refusal and co-sale rights, so long as the transfer is (i) to a legal representative of such transferor upon death of such transferor or after such transferor becomes incapacitated; (ii) by will, intestacy laws or the laws of descent or survivorship; or (iii) pursuant to a court order upon the termination of marital relationship of such transferor.
6.	LEGEND
6.1	Endorsement of Share Certificates. Each certificate representing any Shares now or hereafter owned by a Founder or issued to any person in connection with a transfer pursuant to Section 2 or 3 hereof shall be endorsed with the following legend:
“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN TERMS, CONDITIONS AND RESTRICTIONS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY”
     6.2 Enforcement Each Shareholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 6.1 above to enforce the provisions of this Agreement and the Company agrees to do so promptly. The legend shall be removed upon termination of this Agreement.
7.	[intentionally omitted].
8.	MISCELLANEOUS
     8.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to conflict of law principles.
     8.2 Amendment. Any provision of this Agreement may be amended (either generally or in a particular instance and either retroactively or prospectively) only with the written consents of each of the Company, Investors holding a majority of the Preferred Shares then outstanding, and the Restricted Sellers holding a majority of the outstanding Common Shares held by all Restricted Sellers: provided, however, that no amendment shall be effective or enforceable in respect of Investors of any particular class of Preferred Shares of the Company if such amendment (i) materially and adversely affects the rights of such class of Preferred Shares and does not materially and adversely affect the rights or all other classes of Preferred Shares of the Company in the same manner, and (ii) is not consented to in writing by Investors holding not less than fifty percent (50%) of such affected class of Preferred Shares of the Company. Any amendment or waiver effected in accordance with this Section 8.2 shall be binding upon the Company, each Investor, each Restricted Seller, and their respective successors in interest; provided, however, that any Investor may waive any of its rights hereunder without obtaining the consent of any other Investor. The Company and any transferor shareholder shall cause any transferee of any shares in the Company that is not already a party to this Agreement and any future shareholder of the Company to execute a Joinder Agreement. Upon execution of such Joinder Agreement by such transferee provided, however, the transfer or issuance of such shares shall not have been made in contravention of this Agreement or applicable laws, such transferee shall be entitled to the rights and subject to the obligations of the transferor shareholder hereunder in respect of the shares transferred to such transferee.
     Notwithstanding anything to the contrary in this Section 8.2:
     (A) no amendment to this Agreement shall be effective or enforceable against an Investor that does not consent to such amendment unless: (i) sufficient and adequate written notice describing the proposed amendment has been provided to such Investor at least five (5) Business Days prior to such amendment; and (ii) a copy of the final executed version of the amendment has been provided to such Investor within twenty (20) Business Days after such amendment.
     (B) an amendment to this Agreement shall not be effective or enforceable in respect of any particular Investor if such amendment: (i) materially and adversely affects the rights of such Investor and does not materially and adversely affect the rights of all of the other Investors in the same manner; or (ii) imposes any material obligation or liability on such Investor; and provided further, that such Investor delivers a duly issued written notice to each of the other Investors stating its objection to the amendment within ten (10) Business Days after the date on which a copy of the final executed version of the amendment is provided to such investor.
     8.3 Assignment of Rights. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors permitted assigns and legal representatives. The rights of the Investors hereunder are fully assignable to any person who holds or is acquiring Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, and/or Series C Preferred Shares in accordance with this Agreement; provided, however that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 8.3. and agree to abide by this Agreement by executing a Joinder Agreement.
     8.4 Termination. The rights and obligations of the shareholders set forth in this Agreement shall terminate upon the earlier of (i) the consummation of a Qualified IPO, (ii) the closing of a sale of all or substantially all of the Company’s assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company’s shares for securities issued or other consideration paid, or caused to be issued or paid, by the acquiring entity or its subsidiary approved by the Investors as required under Section 6 (Protective Provisions) of the Investors’ Rights Agreement, or (iii) the date on which this Agreement is terminated by operation of law or the occurrence of an Exchange Act Registration provided, however that upon the transfer by any shareholder of all securities in the Company owned by it in accordance with the provisions hereof, such shareholder shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder and provided further, that any termination pursuant hereto shall be without prejudice to any accrued rights and liabilities of the parties.
     8.5 Ownership. Each Restricted Seller and Investor severally (and not jointly) represents and warrants that the Restricted Seller or Investor as the case may be. is the sole legal and beneficial owner of the Shares presently held of record by such Restricted Seller or Investor as the case may be and that no other person has any interest in such Shares.
     8.6 Notice. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and in English and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the address and number set forth below upon successful transmission report being generated by sender’s machine; (iii) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or (iv) in all other cases, upon actual receipt by the addressee, with the burden of proof of receipt upon the sender

To the Company:	To the Restricted Sellers:

No. 35, Qixianling Industrial Base Hi-tech Zone Dalian, China Attn: Linda Kou	The addresses set forth next to each Restricted Seller on Schedule 1 (Schedule of Restricted Sellers)

Fax Number: 86-411-84791350
Tel Number: 86-411-84791666-8252

With a copy to:

O’Melveny & Myers LLP
37th Floor Plaza 66, 1266 Nanjing Road West,
Shanghai 200040, P R C
Attn: Kurt Barney Esq.

Fax Number: 86-21-23077300
Tel Number: 86-21-23077000

To an Investor:

The addresses set forth next to each Investor on Schedule 2 (List of Investors and Addresses for Notices)
Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication A party may change or supplement the addressee given above, or designate additional addresses, for purposes of this Section 8.6 by giving the other party written notice of the new address in the manner set forth above
Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above , or designate additional addresses, for purposes of this Section 8.6 by giving the other party written notice of the new address in the manner set forth above
     8.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity. Illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid illegal or unenforceable provision had never been contained herein
     8.8 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instruments
     8.9 Share Split. Wherever in this Agreement there is a reference to a specific number or percentage of the Shares, the Preferred Shares and/or Common Shares, then, upon the occurrence of any share subdivision, share split, combination, reclassification, merger, consolidation, reorganization, recapitalization or share dividend of the Shares, Preferred Shares and/or Common Shares, as applicable, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of share by such event
     8.10 Aggregation of Rights. All Common Shares, Preferred Shares, Common Shares Equivalents held or acquired by any Investor and its Affiliate or held of acquired by any Founder and its Affiliate shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     8.11 Entire Agreement; Prior Agreements; Conflicts. This Agreement, together with all the exhibits and schedules hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflicts with the Agreed M&A the provisions of this Agreement shall prevail.
     8.12 Dispute Resolution.

          (a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement if the negotiations do not resolve the dispute to the reasonable satisfaction of both parties then each party that is a company, shall nominate one authorized senior officer as its representative. The parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the dispute cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.
          (b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: The arbitration tribunal shall consist of one arbitrator to be appointed according to the UNCITRAL Rules by HKIAC. The language of the arbitration shall be English Notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Investor unless such award both (i) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (ii) would not if upheld, have the effect of impairing, restricting or imposing any conditions on the right or ability of such Investor or its affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees costs and necessary disbursements in addition to any other relief to which such party may be entitled.
          IFC’s submission to arbitration in accordance with the provisions of this Clause 8.12(b) does not constitute a waiver of any of its immunities under its Articles of Agreement the International Organization Immunities Act the International Finance Corporation Act or any other applicable law
     8.13 Investor Rights
          (a) Any rights of JAFCO under this Agreement may, without prejudice to the rights of JAFCO to exercise any such rights, be exercised by JAFCO Investment (Asia Pacific) Ltd (“JIAP”) or any other fund manager of JAFCO or their nominees (“JAFCO Manager”), unless JAFCO has (i) given notice to the other parties that any such rights cannot be exercised by JIAP or a JAFCO Manager, and (ii) not given notice to the other parties that such notice which is given under this Section 8.13 has been revoked.
          (b) Any rights of Granite under this Agreement may, without prejudice to the rights of Granite to exercise any such rights, be exercised by any fund manager of Granite or its nominees (“Granite Manager”), unless Granite has (i) given notice to the other parties that any such rights cannot be exercised by a Granite Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 8.13 has been revoked.
          (c) Any rights of IFC under this Agreement may, without prejudice to the rights of IFC to exercise any such rights, be exercised by a fund manager of IFC or its nominees (“IFC Manager”), unless IFC has (i) given notice to the other parties that any such rights cannot be exercised by an IFC Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 8.13 has been revoked
          (d) Any rights of Sumitomo under this Agreement may, without prejudice to the rights of Sumitomo to exercise any such rights, be exercised by any fund manager of Sumitomo or its nominees (“Sumitomo Manager”), unless Sumitomo has (i) given notice to the other parties that any such rights cannot be exercised by a Sumitomo Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 8.13 has been revoked
          (e) Any rights of Mitsubishi under this Agreement may, without prejudice to the rights of Mitsubishi to exercise any such rights, be exercised by any fund manager of Mitsubishi or its nominees (“Mitsubishi Manager”), unless Mitsubishi has (i) given notice to the other parties that any such rights cannot he exercised by a Mitsubishi Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 8.13 has bean revoked

          (f) Any rights of DFJ under this Agreement may, without prejudice to the rights of DFJ to exercise any such rights, be exercised by any fund manager of DFJ or its nominees (“DFJ Manager”), unless DFJ has (i) given notice to the other parties that any such rights cannot be exercised by a DFJ Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 8.13 has been revoked
          (g) Any rights of Laoniu under this Agreement may without prejudice to the rights of Laoniu to exercise any such rights, be exercised by any fund manager of Laoniu or its nominees (“Laoniu Manager”) unless Laoniu has (i) given notice to the other parties that any such rights cannot be exercised by a Laoniu Manager; and (ii) not given notice to the other parties that such notice which is given under this Section 8.13 has been revoked
     8.14 Language. This Agreement and all other Transaction Agreements are entered into in English only. Any Chinese translation of the Transaction Agreements is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof. The Company acknowledges that it has consulted with legal counsel with respect to the English version of this Agreement and that it fully understands its terms.
     8.15 Effective Date. This Agreement shall take effect subject to and immediately following the Closing from and as of the Closing Date
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written
THE COMPANY:
HiSoft Technology International Limited

By Print Name:	/s/ Loh Tiak Koon Loh Tiak Koon
Title:	CEO & Director
SIGNATURE PAGE FOR
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTORS:

JAFCO Asia Technology Fund II		Granite Global Ventures (Q.P.) L.P.
(as a Series A and Series B Investor only)		(as a Series A, Series B and Series C investor)

By	/s/ Vincent Chan Chun Hung Print Name: Vincent Chan Chun Hung	By	/s/ Thomas Ng Print Name: Thomas Ng
	Title: Attorney		Title:

Intel Capital (Cayman) Corporation		Granite Global Ventures L.P.
(as a Series A and Series B Investor only)		(as a Series A Series B and Series C Investor)

By	/s/ Michael J Scown Print Name: Michael J Scown	By	/s/ Thomas Ng Print Name: Thomas Ng
	Title: Authorised Signatory		Title:

Granite Global Ventures II L.P.		GGV II Entrepreneurs Fund L.P.
(as a Series B and Series C Investor only)		(as a Series B and Series C Investor only)

By	/s/ Thomas Ng Print Name: Thomas Ng	By	/s/ Thomas Ng Print Name: Thomas Ng
	Title:		Title:

International Finance Corporation		Sumitomo Corporation Equity Asia Limited
(as a Series A, Series B and Series C Investor)		(as a Series B and Series C Investor only)

By	/s/ Kent E. Lupberger Print Name: Kent E. Lupberger	By	/s/ Tsuyoshi KONDA Print Name: Tsuyoshi KONDA
	Title: Senior Manager		Title: Managing Director
SIGNATURE PAGE FOR
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

The Greater China Trust, managed by Mitsubishi UFJ
Securities (HK) Capital, Ltd.
(as a Series B Investor only)
By: Butterfield Bank (Cayman) Limited, solely as
trustee of The Greater China Trust

By
Print Name:
Title:

Draper Fisher Jurvetson ePlanet Ventures L.P. (as a Series B and Series C Investor only)		Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG
(as a Series B and Series C Investor only)

By	/s/ John Fisher Print Name: John Fisher	By	/s/ John Fisher Print Name: John Fisher
	Title: Managing Director		Title: Managing Director

Draper Fisher Jurvetson ePlanet Partners Fund, LLC		Laoniu Investment Limited Co.
(as a Series B and Series C Investor only)		(as a Series C Investor only)

By	/s/ John Fisher Print Name: John Fisher	By	/s/ Brendan Li Executed on Aug 17, 2007 Print Name: Brendan Li
	Title: Managing Member		Title: Managing Director

GE Capital Equity Investments Ltd.		Kornhill Consulting Ltd.
(as a Series C Investor Only)		(as a Series C Investor only)

By	/s/ Mark Chen Print Name: Mark Chen	By	/s/ Chan Leung Ngaz Print Name: Chan Leung Ngaz
	Title: Managing Director		Title: Director
SIGNATURE PAGE FOR
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

RESTRICTED SELLERS:

Kaiki Inc.	Tian Hai International Limited

By	By /s/ Sun Yong Ji

Print Name:	Print Name:	Sun Yong Ji
Title:	Title:	Director
2007-7-27

HSI Holdings LLC

By
Print Name:
Title:
SIGNATURE PAGE FOR
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Schedule 1
Schedule of Restricted Sellers

Name of Restricted Seller	Address for Notices
Kaiki Inc	C/O: HiSoft Technology (Dalian) Co Ltd
No. 35, Qixianling Industrial Base, Hi-tech Zone
Dalian Liaoning Province
P.R.C
Attn: Linda Kou

Fax Number: 86-411-84791350
Tel Number: 86-411-8479 1666-8252

Tian Hai International Limited	C/O HiSoft Services (Beijing) Ltd.
1/F Dascom Building, No 9 Sang Dl East Road
Beijing 100085
P.R.C.
Attn:

Tel: 86-10-82782892
Fax Number: 86-10-82783467

HSI Holdings LLC	18300 Von Karman Ave. Ste 620
Irvine CA 92612
U.S.A.
Attn: George Wu

Tel Number: 001-949-250-7310
Fax Number: 001-949-250-7314

Schedule 2
List of investors and Addresses for Notices

Name of investor	Address for Notices
JAFCO Asia Technology Fund II	c/o JAFCO investment (Asia Pacific) Ltd
6 Battery Road
#42-01 Singapore 049909
Fax Number: +65 6221-3690
Attn: The President

With a copy to:
JAFCO investment (Hong Kong) Ltd.
30/F, Two International Finance Centre
8 Finance Street
Central Hong Kong
Fax Number: +852 2536-1979
Attn: General Manager

Granite Global Ventures (Q P ) L P., Granite Global	2494 Sand Hill Road, Suite 100
Ventures L P , Granite Global Ventures II L P GGV II	Menlo Park, CA 94025
Entrepreneurs Fund L P.	Attn: Stephen Hyndman
Fax Number: +1-650-475-2151

With a copy to:

Unit 3503, K. Wah Center
1010 Huaihai Zhong Road
Shanghai 200031 PRC
Attn: Jenny Lee
Fax Number: +86-21-5404-7667

Intel Capital (Cayman) Corporation (formerly known as Intel Capital Corporation)	Intel Capital (Cayman) Corporation c/o Intel Semiconductor Ltd
32/F, Two Pacific Place
88 Queensway, Central, Hong Kong
Attn: APAC Portfolio Manager
Fax: +852 2240-3255

With an e-mail copy in pdf format to
apacportfolio@intel.com

With a further copy to:

2200 Mission College Blvd.
Santa Clara, CA 95052
Attn: Intel Capital Portfolio Manager
Fax: 1-408-765-6038
Email: portfolio.manager@intel.com

International Finance Corporation	International Finance Corporation
2121 Pennsylvania Avenue, N W
Washington, D.C 20433
USA
Fax Number: +1-202-522-7464
Attention: Director Global Information and
Communication Technologies Department

The Greater China Trust, a trust duly organized	Butterfield Bank (Cayman) Limited
and existing under the laws of the Cayman Islands,	c/o RBC Dexia Trust Services Hong Kong Limited
managed by Mitsubishi UFJ Securities (HK) Capital.	51st Floor Central Plaza
Ltd	18 Harbour Road, Wanchai, Hong Kong, S.A.R.

Fax Number: +852-2522-3785
Attn: Ms Anny Wong

With a copy to:
Mitsubishi UFJ Securities (HK) Capital, Limited
11/F, AIG Tower 1 Connaught Road, Central
Hong Kong, S A R

Fax Number +852-2865-6214
Attn: Mr. Jun Otsuka
Email: otsuka@hk.sc.mufg.jp

Sumitomo Corporation Equity Asia Limited	Suite 602, 6th Floor
One International Finance Centre
One Harbour View Street
Central, Hong Kong
Fax Number: +852-2295-0600

Draper Fisher Jurveison ePIanet Ventures	2113, Tower 1, China World Trade Center
L.P., Draper Fisher Jurvetson ePIanet Ventures	No. 1 Jianguomenwal Avenue
GmbH & Co KG, Draper Fisher Jurvetson ePlanet	Beijing 100004 PRC
Partners Fund LLC	Attn: Alvin Sun
Fax Number: +8610-6505-9395

With a copy to:

Draper Fisher Jurvetson
2882 Sand Hill Road
Suite 50
Menlo Park, CA 94025
Fax Number: 650-223-9233
Attn: Mr Mark Greenstein

GE Capital Equity Investments Ltd	201 Merritt 7
Norwalk, CT 06856
U.S.A.
Attn: General Counsel
With a copy to:

33/F, One Exchange Square
Central, Hong Kong
Attn: General Counsel

Laoniu Investment Limited Co	Chong’er Investment and Consultancy Co Ltd
23/F, Tower 3, Xihuan Plaza
No. 1, Xizhimenwai Street,
Xicheng District, Beijing, 100044
P.R C.
Attn: Brendan LI

Kornhill Consulting Ltd	c/o HiSoft Technology International Limited
Suite 702, Block B,
Horizon International Tower
No. 6 Zhichun Road, Haidian District
Beijing, P R C.
Fax Number: +86-10-8280-0505
Attn: Eddie Chan

EXHIBIT 2A.8
LIST OF PROHIBITED TRANSFEREES*
1	Worksoft

2	Beyondsoft

3	Camelot

4	Sinocom

5	Chinasoft

6	Freeborders

7	DHC

8	Neusoft

9	Augmentum

10	ISoftstone

11	Achievo

*	Each entity listed herein shall be deemed to include such entity’s Affiliates